Exhibit 10.61

Michael B. Polk

Chief Executive Officer

November 21, 2018

Chris Peterson

Via email

Dear Chris,

I am very pleased to offer you the position of Chief Financial Officer for Newell Brands (“Newell” or the “Company”). Your employment will commence on December 3, 2018 (the “Employment Commencement Date” or “ECD”). Your starting salary will be $33,333.33 per pay period (paid semi-monthly), or $800,000 if annualized. This position will be located in our Hoboken, NJ office and will report to me. We believe you will thrive in our organization, and we can help you achieve your professional goals. Additional offer details are outlined below:

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Management Bonus Plan: You will be eligible to participate in our Management Bonus Plan. Your target bonus is 100% of annual earned base pay. Payout targets and bonus criteria are reviewed each year and may change from time to time.

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Leadership Equity Award Program (LEAP): Subject to the approval of the Organizational Development & Compensation Committee of the Company’s Board of Directors and the terms of the Leadership Equity Award Program (LEAP) plan, you will be eligible to participate in the LEAP program with a target award of 375% of your annual base salary. The main award date is generally February, and you will be eligible at the next main award. Actual grants may vary from target based on individual and company performance.

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Employment Transition Award: In consideration for starting this role, and subject to the approval of the Organizational Development & Compensation Committee of the Company’s Board of Directors and the terms of the Newell incentive plan, as a transition award you will be granted restricted stock units with a grant value of $2,700,000 (based on the closing price of the Company’s common stock on the trading day immediately prior to the date of grant), upon your start date. The restricted stock award will be time-based restricted stock units vesting one-half per year for two years from award date.

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Benefits: You will be eligible to participate in Newell Brands’ U.S. benefits program as outlined in the Company’s “Benefits Overview” document. If you elect to participate, your benefits will be effective on your hire date, provided you enroll within 30 days of your hire date.

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Supplemental Employee Savings Plan (“Supplemental ESP”): You are eligible to participate in a non-qualified plan under federal tax law and IRS regulations that allows eligible employees to save for the future, above and beyond the limits in place for their 401(k) plan. An enrollment period occurs in late fall of each year, so you can elect deferrals for the next year. You will receive more information when the enrollment period is open.

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Flexible Perquisites Program: You also will be eligible to participate in Newell Brands’ executive benefits, including the Flexible Perquisites Program. The Flexible Perquisites Program provides you with an annual cash allowance that may be used for such items as car, insurance, automobile maintenance, income tax preparation services, estate planning services, financial planning services, etc. This annual cash allowance will be in the amount of $21,638. Additionally, you are eligible for an annual comprehensive executive physical through one of the Company’s preferred U.S. regional medical facilities.

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Vacation: You are eligible to accrue 2.08 days per month (equal to five weeks per year) of paid vacation. During your first year of employment, vacation time is pro-rated based on the quarter of hire and administered pursuant to the Vacation Policy.

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Holidays: Newell Brands offers a number of Company holidays, which may also include floating holidays. Specific holidays and/or the availability of floating holidays will be determined by the applicable Holiday Policy for your location.

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Relocation Assistance: You are eligible for the Company’s Executive Relocation Program. Your move will be managed through a relocation assistance provider designated by the Company. Benefits offered through the relocation program will be detailed in a separate document and provided pursuant to the applicable policy governing relocation assistance. In order to be eligible for relocation assistance benefits, you will be required to sign a separate relocation program repayment agreement before initiation of the benefits. As part of accepting this offer, and as further detailed in the applicable program documents, you acknowledge that you will be responsible for reimbursing 100 percent of all relocation expenses incurred on your behalf if you leave Newell Brands within twelve months of your relocation date, which is defined as the date your move has been initiated with the relocation provider; you will be responsible for reimbursing 50 percent of expenses incurred if you leave within 13 to 24 months of your relocation date.

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Employment Security Agreement: You will also be entitled to an employment security agreement which provides certain benefits and protections upon a Change in Control of the Company (as defined by the terms of the agreement).*

Post-Termination*:

If your employment is terminated by the Company for any reason other than Good Cause (defined below), you shall be entitled to the following compensation and benefits:

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Severance pay in a total amount calculated pursuant the US Newell Severance Plan, in effect on the date of your termination, that applies to executives at your level (“Severance Plan”), presently providing 52 weeks of weekly base compensation thereunder, subject to applicable limitation as to amount under the Severance Plan, which severance will be payable in a lump sum no later than 60 days after your termination date (provided that if such 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be made in the second calendar year). This severance offer also includes any other benefits in the Severance Plan that run concurrently with severance pay under the Severance Plan, which may include a COBRA subsidy and outplacement services.

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Your Management Bonus prorated by a fraction, the numerator of which is the number of days in the fiscal year in which your date of termination occurs through your date of termination and the denominator of which is three hundred sixty-five (365). This partial bonus payment will not be subject to any individual performance modifier but will be paid out on the basis of actual corporate performance levels; provided that the Committee may exercise negative discretion to reduce the amount payable to a target payout level, where the payout based upon achievement of actual performance levels exceeds the target payout, or to reduce the award in a manner commensurate with any reduction to all similarly situated employees. This partial bonus will be paid at the same time as Management Bonuses are paid to active Company employees, no later than March 15th of the following year.

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All unvested LEAP awards shall forfeit except for a pro rata portion of those LEAP awards which would have otherwise vested during the 3-year period after your termination date (subject to the satisfaction of any applicable performance conditions). The portion of your unvested LEAP awards which shall be permitted to vest as if you remained employed during that 3-year period shall be calculated on a pro rata basis for each individual award to reflect the number of days between the grant date and your termination date relative to the total number of days constituting the vesting period of such award.

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Any unvested RSUs provided as part of your Employment Transition award will continue to vest according to the original vesting dates, as if you remained employed (subject to the approval of the Organizational Development & Compensation Committee of the Company’s Board of Directors).

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“Good Cause” is defined as failure or refusal to follow a lawful order of the Board of Directors, Newell’s senior management or your direct supervisor; misconduct; and/or violating Newell policy or its Code of Conduct & Ethics.

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You will be required to sign a reasonable separation agreement (including confidentiality, non-solicitation and non-competition obligations) and release of claims provided to you by Newell in order for you to receive the foregoing severance items.

•	These provisions are in lieu of any payments or benefits under any US or other severance pay plan, statute or regulation.

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Notwithstanding anything else set forth herein to the contrary, in the event you are actually entitled to receive benefits following a termination of your employment under your Employment Security Agreement as a result of the occurrence of a Change in Control (as defined therein) prior to your termination, you will not be entitled to receive severance benefits pursuant to this letter agreement, and your severance benefits will be governed exclusively by the terms of your Employment Security Agreement, unless you elect to receive severance benefits under the terms of this letter and waive any benefits to which you are entitled under the Employment Security Agreement.

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You will be solely responsible for any associated tax filings and payment of taxes associated with your employment, without any gross-up or additional compensation from the Company (except as otherwise provided in the Company’s relocation policy), provided that the Company will withhold taxes at what it determines to be appropriate rates and in what it determines to be appropriate jurisdictions based on the information available to the Company.

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Payments and benefits provided under this letter are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code, which is the law that regulates severance pay. This offer letter shall be construed, administered, and governed in a manner that affects such intent, and Newell shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under this letter may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of additional tax under Code Section 409A. Although Newell shall use its best efforts to avoid the imposition of taxation, interest and penalties under

Code Section 409A, the tax treatment of the benefits provided under this letter is not warranted or guaranteed. Neither the Company nor its affiliates nor its or their directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by you or any other taxpayer as a result of this letter.

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This offer of employment is contingent upon successful completion of a background check prior to your start date and upon your execution of various Company documents, including a confidentiality and non-solicitation agreement and agreeing to abide by the Newell Brands Code of Conduct.

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While this letter describes our intent related to post-termination benefits, in the event the Company adopts an executive severance plan covering employees at your level, you agree that such amended plan will supersede the benefits described in this letter and/or in your Employment Security Agreement, as applicable, if adopted.

Chris, we are confident your skills and experience will be a tremendous benefit to Newell Brands. We are very excited about the potential to have your experience in the organization and sincerely hope you decide to join our team. This is a significant opportunity, and we are certain you can and will make a difference.

Sincerely,

/s/ Michael B. Polk
Michael B. Polk
President and Chief Executive Officer

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